Exhibit 10.128

CORONUS ENERGY CORP.
(the “Corporation”)

Suite 1100 - 1200 West 73rd Ave., Vancouver, B.C., V6P 6G5

Telephone: (604) 267-7078     Facsimile: (604) 267-7080

AGREEMENT

Earthlight Solar Inc. (“Earthlight”) provided the Corporation with advisory and consulting services (the “Services”) in respect of the Corporation’s dealings with Clean Focus Financing Company, LP (“Clean Focus”).

As a consequence of the Services, the Corporation conducted a non-brokered private placement, issuing a senior secured, promissory note (the “Note”) to Clean Focus, for proceeds of up to $4,000,000 (the “Loan”). Pursuant to a schedule of draw dates and amounts, the Corporation may request advances, in whole or in part, of up to the maximum amount of the Loan (each an “Advance”).

In connection with the Loan, with each Advance, but not from the proceeds of each Advance, but from the Corporation’s unallocated working capital, the Corporation agreed to pay Earthlight a fee equal to 3% of the principal amount of each Advance.

Mark Burgert is a control person of Earthlight, and Mr. Burgert is also a control person of Coronus Solar Inc., the parent company of the Coronus Energy Corp.

Both the Corporation and Earthlight had good right, full corporate power and absolute authority to enter into this Agreement.

The Agreement is dated effective December 20, 2012

CORONUS ENERGY CORP.	EARTHLIGHT SOLAR INC.

Jeff Thachuk	Mark Burgert

Jeff Thachuk	Mark Burgert
President	President